EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-3 (File No. 333-198605, effective September 16, 2014) and Forms S-8 (File No. 333-134672, effective June 2, 2006, File No. 333-152961, effective August 12, 2008 and File No. 333-190352, effective August 2, 2013) of Sequential Brands Group, Inc. and Subsidiaries of our report dated March 16, 2015 on our audits of the consolidated financial statements and financial statement schedule of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K of Sequential Brands Group, Inc. and Subsidiaries for the year ended December 31, 2014.

/s/ CohnReznick LLP

New York, New York

March 16, 2015